Exhibit 4.4

Private circulation

Deutsche Bank

Equity Plan

Plan Rules

Effective date – 1 February 2013

1. Purpose

The Deutsche Bank Equity Plan is intended to motivate key employees through participation in Deutsche Bank value creation and to align the interests of employees with those of the shareholders. The program fosters a common interest between shareholders and employees of the DB Group, as well as a perceived sense of employee ownership through awards linked directly to the Deutsche Bank share price.

Participants in the Plan are selected at the discretion of the Committee. Participation during one Plan year does not guarantee future participation.

2. Definitions

For the purposes of the Plan, the following terms shall have the meanings indicated:

“Agreed Termination” means a Participant ceasing to be a DB Employee following the resolution of an employment-related dispute, resolved by the execution of a settlement, separation or compromise agreement containing, among other things, a full release of claims against each DB Group Company by the Participant.

“Annual Award” means any Award referred to as an Annual Award in the Award Statement.

“Acquirer Entity” means the person, company or entity which, through acquisition, merger, spin-off, transfer, or other consolidation (or series thereof), shall be the legal successor to or owner (whether direct or indirect) of the DB business unit, Division or Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the relevant Participant worked, or any of its Subsidiaries or Holding Companies or any Subsidiary of any such Holding Company.

“Award” means a conditional right to receive DB Shares following the Release Date granted pursuant to this Plan which may be an Annual Award, New Hire Award, Retention Award or Upfront Award. An Award does not give a Participant a right to subscribe for unissued DB Shares.

“Award Date” means the effective date of an Award, as shown on the Award Statement.

“Award Statement” means the statement provided to a Participant under Rule 4.3.

“Career Retirement” means voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equalling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee on or before the most recent date of termination of employment and provided the Participant has made a valid Election to Career Retire in connection with the relevant Award. If the Consecutive Service Requirement is satisfied, the number of complete years of service used to calculate the Rule of 60 may also include any period of employment as a DB Employee prior to a break in continuous service. Where a Participant became a DB Employee as a result of a DB Group Company acquiring or merging with a company or other entity which employed the Participant, or acquiring a business in which the Participant was employed, continuous employment with that company or other entity, or in that business, ending with the date of acquisition or merger shall be treated for the purposes of this definition as service as a DB Employee, provided that the Participant has remained a DB Employee since the acquisition or merger.

“Cause” means in respect of the termination of a Participant’s employment by any DB Group Company (i) any act or omission or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment, (ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not materially affect the business or reputation of any DB Group Company), (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of their duties as a DB Employee or conduct by the Participant otherwise in violation of the terms of the applicable employee handbook or other local policy or contractual documentation, (iv) knowingly failing or refusing to carry out specific lawful instructions from a DB Group Company (or a duly authorised employee or officer of such a company) relating to material matters or duties within the scope of the Participant’s responsibilities for a DB Group Company, (v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust, or (vi) the issuance of any order or enforcement action against the Participant or against any DB Group Company in connection with the Participant’s actions or omissions by any regulatory body with authority over the conduct of business by that DB Group Company that materially impairs a) the financial condition or business reputation of the DB Group or any DB Group Company or b) the Participant’s ability to perform their assigned duties.

“Change of Control” means a change in the control of Deutsche Bank AG which shall occur if, by one or a series of transactions or events, a third party or a group of third parties acting together (directly or indirectly) acquires more than 50 percent of the issued share capital of Deutsche Bank AG and/or becomes entitled to exercise more than 50 percent of voting rights attributable to the issued share capital of Deutsche Bank AG. The Committee will determine, at its sole discretion, whether or not a Change of Control has occurred in accordance with this definition.

“Closing Price” means the closing price of DB Shares in the Xetra system as reported on Bloomberg (currently under “DBK GY”), or the closing price on such other exchange as may be determined by the Committee from time to time.

“Committee” means the Group Compensation Review Committee in normal circumstances but may alternatively be the Management Board or any committee or other entity or persons designated by the Management Board to act as the decisional body under this Plan. To the extent that matters are determined in relation to Awards made or to be made to members of the Management Board, the Committee means the Supervisory Board of Deutsche Bank or a duly authorised committee of the same.

“Compliance Department” means any applicable compliance department of the DB Group.

“DB Employee” means a person employed by any DB Group Company.

“DB Group” means Deutsche Bank and each of its Subsidiaries.

“DB Group Company” means any company or other corporation in the DB Group.

“DB Share” means a registered share of Deutsche Bank AG, as listed and traded on the Frankfurt Stock Exchange - Xetra or other authorised exchanges, or any other shares which may replace them from time to time (whether in a successor corporation or otherwise).

“Delivery” means DB Shares forming all or part of an Award becoming held by the Nominee (on trust absolutely for the Participant or their Representative) or, if earlier, being transferred into the Participant’s (or their Representative’s) custody account, or other settlement of the Award in accordance with Rules 6.2(d), 6.4, 7.1(b) or 7.1(c). “Delivery Date” and “Delivered” shall be construed accordingly.

“Deutsche Bank” means Deutsche Bank AG and any successor corporation or other corporation into which Deutsche Bank AG is merged or consolidated or to which Deutsche Bank AG transfers or sells all or substantially all of its assets.

“Division(s)” means the primary operational business areas of the DB Group, which include the core revenue generating areas and infrastructure and support areas, as established or adjusted by Deutsche Bank, in its discretion, from time to time. Each Division is divided into smaller operating business units.

“Election” or “Election to Career Retire” shall have the meaning given to that term in Rule 4.6.

“Financial Services Firm” means a business enterprise that provides financial services to individuals or institutions including any such enterprise that engages in commercial or retail banking; provides brokerage, wealth management, insurance, pension, or lending services or financial, business, investment or economic advisory services, including raising or preserving capital or transitioning ownership; asset management; issuing, trading or selling instruments including those representing interests in pools of assets or in derivatives instruments; advising on, or investing in, private equity or real estate, or any other activities engaged in by any DB Group Company or similar activities that the Committee determines constitute financial services.

“Group Compensation Review Committee” means the committee delegated by the Management Board to govern this Plan.

“Holding Company” of a company or entity means a company or entity of which the first company or entity is a Subsidiary.

“Management Board” means the Management Board of Deutsche Bank (the Vorstand).

“New Hire Award” means an Award referred to as a New Hire Award in the Award Statement, usually being “buy-out”, “replacement” or “sign-on” awards granted or issued in connection with the commencement of a Participant’s employment as a DB Employee.

“Nominee” means the party authorised to hold DB Shares on trust absolutely for a Participant upon Delivery, being DB Group Services (UK) Ltd or such other party as may be appointed by the Committee from time to time.

“Participant” means any person to whom an Award has been made under the terms and conditions of this Plan.

“Performance Condition” means a condition stated in the Award Statement for an Award or a Tranche of an Award which determines the extent to which that Award or Tranche will become capable of settlement.

“Plan” means this DB Compensation Plan, the Deutsche Bank Equity Plan as governed by these Plan Rules.

“Plan Administrator” means DB Group Services (UK) Limited or any other person or entity appointed by the Committee for the purpose of administering the Plan as referred to in Rule 9.1.

“Plan Rules” or “Rules” means this document which sets out the binding terms and conditions of the Plan (as amended from time to time pursuant to Rule 10).

“Proof of Certification” means any information deemed necessary by the Plan Administrator (i) to confirm a Participant’s compliance with the terms and provisions of an Award; (ii) to enable the Plan Administrator to apply the terms and provisions of an Award; or (iii) to enable the Plan Administrator (or any DB Group Company) to comply with its obligations in relation to an Award, including, but not limited to: copies of tax returns and employment or payroll-related documentation, or any confirmation or agreement by a Participant deemed necessary or desirable by the Plan Administrator to carry out any of the Plan Rules or any other rule or regulation, as determined by the Plan Administrator (including without limitation confirmation or agreement that the Participant is bound by the Plan Rules in relation to an Award).

“Proprietary Information” means any information which is not publicly available (other than as a result of the Participant’s action), including, without limitation, all financial or product information, business plans, client lists, compensation details or other confidential information, copyright, patent and design rights in any invention, design, discovery or improvement, model, computer program, system, database, formula or documentation, including information conceived, discovered or created during or in consequence of the Participant’s employment as a DB Employee.

“Public Service Employee” means an employee employed exclusively (i) in a business, industry, organisation or entity, excluding banks and other financial institutions, that is wholly owned or controlled by the government, whether at a national or local level; or (ii) by an organisation whose primary objective is something other than the generation of profit, such as a bona fide charitable institution; or (iii) as a teacher at a bona fide educational establishment.

“Public Service Retirement” means voluntary termination of employment as a DB Employee by a Participant to work as a Public Service Employee.

“Release Date” means subject to any delay in the Release Date pursuant to Rule 6.2:

(a)	in relation to an Award with no Retention Period, the Vesting Date;

(b) in relation to an Award with a Retention Period, the last day of the Retention Period as stated in the Award Statement (or any earlier date on which the Retention Period ceases to apply under Rule 8), or, if later, the Vesting Date, or, in each case, any later date on which it is determined that any applicable Performance Conditions are satisfied;

“Representative” means, in the case of death or Total Disability, the Participant’s duly appointed beneficiary, legal representative or administrator, as applicable.

“Retention Award” means an Award referred to as a Retention Award in the Award Statement.

“Retention Period” for certain Awards means the period ending on the date specified in the Award Statement (subject to the provisions of the Plan).

“Retirement” means retirement at pensionable age in accordance with the pension plan of which the Participant is a member.

“Subsidiary” means a company or other entity in which a Holding Company has a direct or indirect controlling interest or equity or ownership interest which represents more than fifty percent (50%) of the aggregate equity or ownership interest in that company or entity.

“Supervisory Board of Deutsche Bank” means the board that oversees and advises the Management Board in its management of the business.

“Total Disability” means the Participant being prevented by accidental bodily injury or illness from performing the majority of the Participant’s assigned duties as determined in accordance with applicable DB Group policy as certified by the Committee, in its sole discretion.

“Tranche” means a portion of an Award as detailed on the Award Statement, which may be subject to different provisions related to Vesting and Retention Period (if applicable), and/or Performance Conditions, to other Tranches comprised within that Award.

“Upfront Award” means an Award referred to as an Upfront Award in the Award Statement which shall Vest at the Award Date but shall be subject to a Retention Period.

“Vest” means, in the context of an Award or a Tranche of an Award, to be no longer subject to the forfeiture provisions contained in these Plan Rules, except for those contained in Rules 4.5, 4.7, 5.3(a), 5.3(e), 6.2 and 6.3 as applicable. “Vesting” and “Vested” shall be construed accordingly. For the avoidance of doubt, a Vested Award may continue to be subject to a Retention Period.

“Vested Award” means an Award that has Vested.

“Vesting Date” means the date or dates set forth in the Award Statement upon which an Award or Tranche will Vest or, if Vesting has been accelerated or delayed, the date of Vesting determined in accordance with Rules 5.2, 6.2, 6.4 or Rule 8.

“Volume-Weighted Average Price” means the volume-weighted average price of a DB Share on Xetra for the relevant trading day, or the volume-weighted average price on such other exchange as may be determined by the Committee from time to time.

3. Interpretation

In this Plan, where the context permits:

a)	where an Award has been made in different Tranches, references to an Award shall be taken to refer to each Tranche separately; and

b)	words in the singular shall include the plural and vice versa and words in the masculine shall include the feminine.

The headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules.

4. Awards

4.1 Eligibility: Subject to the terms and conditions in these Plan Rules, the Committee may from time to time make Awards or permit Awards to be made by such other persons as it may determine to such DB Employees as the Committee shall select.

4.2 Terms of Awards: Subject to the terms and conditions in these Plan Rules, the Committee shall be entitled to determine the terms of Awards and the dates on which those Awards are made.

4.3 Award Statement: As soon as practicable after the Award Date, the Participant shall be issued an Award Statement in relation to the Award in such form as the Committee shall determine in its absolute discretion. The Award Statement shall state (in relation to each Tranche of the Award where applicable):

a)	the Award Date;

b)	the number (or maximum number in the case of an Award subject to a Performance Condition) of DB Shares subject to the Award;

c)	the type of Award (Annual, New Hire, Retention or Upfront Award);

d)	the Vesting Date (assuming no acceleration or delay of the Vesting Date under Rules 5.2, 6.2, 6.4 or 8);

e)	the Retention Period, if the Award is subject to a Retention Period (assuming no early termination of the Retention Period under Rule 8); and

f)	details of any Performance Conditions applicable to the Award.

4.4 Retention Period: If an Award is to be subject to a Retention Period, the Retention Period shall be determined by the Committee at the Award Date and will be stated on the Award Statement (subject to the application of Rule 8). The Retention Period shall commence on the Vesting Date of the Award. If an Award is subject to a Retention Period, a Participant shall have no entitlement to receive DB Shares in respect of that Award before the end of the Retention Period.

4.5 Performance Conditions: Awards or Tranches of Awards may be made subject to Performance Conditions as approved by the Committee at the time the Award is made. Any such conditions will be detailed in the Award Statement. The degree to which a Performance Condition is satisfied will determine the extent to which that Award or Tranche will become capable of settlement, and the degree to which the Performance Condition is satisfied must be determined before the Award or relevant part of the Award becomes capable of settlement.

4.6 Career Retirement Election: The termination treatment in relation to Career Retirement set out in Rule 5.1(e) and 5.3(e) shall only apply to an Annual Award or Upfront Award (as applicable) if the Participant has notified the Plan Administrator during any time period required by the Plan Administrator in relation to that Award that the Participant intends to terminate employment as a DB Employee by reason of Career Retirement in accordance with the procedures established by the Plan Administrator for those purposes (an “Election” or an “Election to Career Retire”). An Election shall constitute a binding agreement that may only be modified pursuant to the terms and conditions in the Election. The Plan Administrator may require, among other things, one or more Elections to be made in relation to an Award and may set a time period after which an Election will expire. An Election shall not be treated as notice of termination of employment given by the Participant, however, a failure to make an Election may result in forfeiture of an Award on termination in circumstances where there would have been no such forfeiture had an Election been made.

4.7 Non-transferable Awards: A Participant may not at any time before settlement in accordance with Rule 7 (whether before or after the Vesting Date) (i) transfer, assign, sell, pledge or grant to any person or entity any rights in respect of any Award (including a Vested Award), other than in the event of the death or Total Disability of the Participant; or (ii) enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements, or attempt to do so, with respect to all or part of the DB Shares subject to the Award. Unless the Plan Administrator or the Committee decides otherwise, any breach of this Rule 4.7 will result in the forfeiture by the Participant of their Award without any claim for compensation by the Participant or any Representative.

4.8 Compliance: The making of any Award is subject to any approvals or consents required under any applicable laws or regulations or by any governmental authority, the requirements of any exchange on which DB Shares are traded and any policy adopted by the Compliance Department.

4.9 Surrender of Award: A Participant may surrender an Award, other than an Upfront Award, in whole or in part no later than 60 days before the first Vesting Date of the Award. An Upfront Award may be surrendered in whole or in part no later than 30 days after the Award Date. Any Award surrendered shall be deemed never to have been made.

5. Impact of termination of employment

5.1 Termination resulting in continued Vesting: An Award will not be forfeited by reason of the Participant ceasing to be a DB Employee and will, if not Vested, continue to Vest in accordance with the Award Statement (subject to these Rules, in particular the forfeiture provisions of Rule 6) and will remain subject to any applicable Retention Period or Performance Condition, if the Participant ceases to be a DB Employee for one of the following reasons:

a)	termination by a DB Group Company without Cause;

b)	redundancy;

c)	Agreed Termination;

d)

the Participant ceases to be employed as a DB Employee due to the sale, merger, spin-off, transfer, or other consolidation (or series thereof) outside of the DB Group of the DB business unit, Division or Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the Participant worked, but excluding a sale or transfer by which Deutsche Bank is merged or consolidated or transfers or sells substantially all of its assets;

e)	in relation to Annual Awards only, Retirement, Career Retirement or Public Service Retirement.

5.2 Termination upon death or Total Disability: If a Participant ceases to be a DB Employee due to death or Total Disability (documented to the reasonable satisfaction of the Plan Administrator), an Award which is not subject to a Retention Period or a Performance Condition will Vest in full (to the extent not previously Vested) on the next administratively possible Vesting Date for other Awards granted pursuant to the Plan following receipt of such documentation as the Plan Administrator may require to establish the entitlement of the Participant or the Representative claiming on behalf of the Participant.

Where an Award is subject to a Retention Period or a Performance Condition it will continue to Vest in accordance with the Award Statement and these Plan Rules, and will remain subject to the applicable Retention Period and the applicable Performance Condition.

If a Participant who has ceased to be a DB Employee subsequently dies, and at the time of death holds any Awards which are not subject to a Retention Period or a Performance Condition, those Awards will Vest in full (to the extent not previously Vested) on the next administratively possible Vesting Date for other Awards granted pursuant to the Plan following receipt of such documentation as the Plan Administrator may require to establish the entitlement of the Participant or the Representative claiming on behalf of the Participant.

5.3 Termination resulting in forfeiture: A Participant shall automatically forfeit Awards without any claim for compensation by the Participant or any Representative in the following circumstances:

a)

Awards which have not been Delivered shall be automatically forfeited if, at any time prior to Delivery, the Participant ceases to be a DB Employee by reason of termination for Cause by any DB Group Company;

b)

Awards that have not Vested shall be automatically forfeited without any claim for compensation if, at any time prior to the Vesting Date, the Participant resigns, gives notice of their termination of, or voluntarily terminates, their employment as a DB Employee for any reason, provided however, that Retirement, Career Retirement or Public Service Retirement shall not cause an automatic forfeiture of Annual Awards;

c)

without prejudice to the generality of Rule 5.3(b), Annual Awards that have not Vested shall be automatically forfeited without any claim for compensation if, at any time prior to the Vesting Date, a Participant who meets the Rule of 60 and Consecutive Service Requirement resigns, gives notice of their termination of, or voluntarily terminates, their employment in circumstances in which the Participant either failed to make an Election to Career Retire, or failed to respond to or follow the procedures outlined in Rule 4.6 or to submit an Election in accordance with those procedures in relation to such Annual Award and whose resignation also does not fall within the definition of Retirement or Public Service Retirement;

d)

Annual Awards that have not Vested shall be automatically forfeited without any claim for compensation if, following Public Service Retirement, the Participant ceases to be a Public Service Employee at any time prior to the Vesting Date for any reason other than death or Total Disability; or

e)

Upfront Awards shall be automatically forfeited if, at any time prior to the Release Date, the Participant resigns, gives notice of their termination of, or voluntarily terminates, their employment as a DB Employee for any reason, provided however, that Retirement, Career Retirement or Public Service Retirement shall not cause an automatic forfeiture of Upfront Awards.

6. General forfeiture

6.1 Forfeiture of all unvested Awards: In addition to the other forfeiture provisions contained in the Plan Rules, a Participant shall automatically forfeit any Awards that have not Vested, without any claim for compensation by the Participant or any Representative, if any of the following events or activities occurs at any time prior to the Vesting Date for that Award, during or following employment as a DB Employee (including in connection with or following any form of termination identified in Rules 5.1 or 5.2):

a)

the Participant directly or indirectly solicits or entices away, or endeavours to solicit or entice away any individual person who is employed or engaged by any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of their employment in the 12 months immediately prior to the termination date;

b)

the Participant solicits, directly or indirectly, any company or entity who was a customer or client of any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of their employment in the 12 months immediately prior to the termination date in order to provide (directly or indirectly) to such company or individual services similar to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided to such company or individual by any DB Group Company;

c)

the Participant directly or indirectly obtains, uses, discloses or disseminates Proprietary Information to any other company, individual or entity or otherwise employs Proprietary Information, except as specifically required in the proper performance of the Participant’s duties for any DB Group Company;

d)	the Participant acts in a manner that is prejudicial to the reputation of the DB Group or any DB Group Company;

e)	the Participant or any Representative is responsible for any act or omission that breaches the terms of any agreement into which the Participant has entered with any DB Group Company, including any Election agreement, settlement or separation agreement or compromise agreement;

f)	the Participant fails to provide details of a valid brokerage or custodial account, in accordance with Rule 7.3;

g)	the Participant fails to provide, if asked, Proof of Certification, in accordance with Rule 7.5;

h)	during the Participant’s employment as a DB Employee the Participant is responsible for acts or omissions which, whether known or not by any DB Group Company or any other officer or employee of any DB Group Company, would give rise to a right on the part of any DB Group Company to terminate the Participant’s employment for Cause; or

i)	following Retirement, Career Retirement or Public Service Retirement the Participant provides to a Financial Services Firm, either directly or indirectly, on their own behalf or in the service of or on behalf of others, as an officer, employee, consultant, partner, independent contractor, or in a fiduciary or any other capacity, whether remunerated or not, services similar to, related to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided by the Participant or the Participant’s employing business Division during the Participant’s employment as a DB Employee.

6.2 Specific forfeiture for breach: In addition to the other forfeiture provisions contained in the Plan Rules, a Participant shall automatically forfeit the Awards described in Rule 6.2(c) without any claim for compensation by the Participant or any Representative in the following circumstances:

a)	a Participant engages in any conduct that breaches any applicable DB Group policy or procedure regarding: general accounting; application of accounting methodologies; approvals procedures; regulatory procedures or rules; or any other financial, or compliance matters (in each case of which the Participant knew or it would be reasonable to expect the Participant to have known); or

b)	a Participant engages in any conduct that breaches any applicable laws or regulations imposed other than by the DB Group or any DB Group Company,

which, if the relevant conduct is discovered after the Participant has ceased to be a DB Employee, relates to a matter involving their duties as a DB Employee during the course of their employment and which, in each case of such conduct, is the subject of an internal investigation by a DB Group Company or of an investigation by a regulatory or law enforcement body and which results in disciplinary measures or sanctions against the Participant or a DB Group Company or would have resulted in such measures or sanctions if the Participant had not ceased to be a DB Employee.

c) Awards subject to forfeiture: The Awards subject to forfeiture in the circumstances described above in Rules 6.2(a) and 6.2(b) shall be any Awards the Vesting Date (in the case only of Awards other than Upfront Awards), or the Release Date (in the case only of Upfront Awards), for which (assuming no acceleration or delay of the Vesting Date or Release Date under Rule 5.2, this Rule 6.2 or Rule 8) is due to fall, or fell, within (i) 12 months following the time the relevant conduct becomes known to the Committee or (ii), if no unvested Award falls under Rule 6.2(c)(i), 12 months following the time the breach occurs, which in the case of a continuing breach shall be taken to be such time during the continuance of the breach that the Committee determines.

d) Suspension during investigation: If any such investigation as mentioned in this Rule 6.2 is commenced, or is proposed to be commenced, which may give rise to the forfeiture of an Award under this Rule 6.2, the Vesting Date and/or the Release Date for that Award may at the discretion of the Committee be delayed until after such investigation has concluded and a determination has been made that forfeiture is not warranted. Where the Vesting Date and/or the Release Date for an Award is delayed under this provision such that it is after a Change of Control, the Committee may make such arrangements as it considers fair and reasonable for settlement of the Award (including settlement in cash) where Delivery in DB Shares would no longer be appropriate.

6.3 Forfeiture of Upfront Awards during the Retention Period: In addition to the other forfeiture provisions contained in the Plan Rules, a Participant shall automatically forfeit any Upfront Awards, without any claim for compensation by the Participant or any Representative if, following Retirement, Career Retirement or Public Service Retirement and before the Release Date, the Participant provides to a Financial Services Firm, either directly or indirectly, on their own behalf or in the service of or on behalf of others, as an officer, employee, consultant, partner, independent contractor, or in a fiduciary or any other capacity, whether remunerated or not, services similar to, related to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided by the Participant or the Participant’s employing business Division during the Participant’s employment as a DB Employee.

6.4 Impairment: The Committee may in its absolute discretion forfeit any Award or Tranche of an Award which has not Vested if (i) the grant of the Award was based on a performance measure or measures that are later determined to be materially inaccurate or (ii) a deal, trade or transaction which the Committee considers to be attributable to the Participant has a significant adverse effect on a DB Group Company, a Division or the DB Group, in each case as determined by the Committee in its discretion. Forfeiture under this Rule 6.4 may occur either before or after the Participant ceases to be a DB Employee for any reason, and neither the Participant nor any Representative shall have any claim for compensation in relation to that forfeiture.

If the Committee considers that circumstances may be such that forfeiture under this Rule 6.4 would result, the Vesting Date for an Award may at the discretion of the Committee be delayed until after those circumstances have been investigated and a determination has been made that forfeiture is not warranted. Where the Vesting Date for an Award is delayed under this provision such that it is after a Change of Control, the Committee may make such arrangements as it considers fair and reasonable for settlement of the Award (including settlement in cash) where Delivery in DB Shares would no longer be appropriate.

7. Award Settlement

7.1 Time and manner of settlement of an Award: Subject to this Rule 7, Delivery of an Award may be spread over up to ten business days following the Release Date of that Award, or such other number of days as determined by the Committee in its sole discretion, from and including the Release Date, by way of (each a “distribution”):

a)	the transfer (whether by a DB Group Company or a third party entity) of the number of DB Shares subject to the Vested Award (taking account of any reduction in that number pursuant to the application of any Performance Condition) on or after the Release Date either to the Nominee to hold on trust absolutely for the Participant before onward transfer to an approved account established by the Participant or directly into such account (in both cases, subject to the withholding provisions in Rule 7.4);

b)	if the operation of the Plan means that a Participant would be entitled to receive a fraction of one DB Share, that fraction will be settled in the manner the Plan Administrator in its sole discretion sees fit, including, but not limited to: (i) making a cash payment to the Participant equal to the cash value of the fraction of one DB Share; or (ii) offsetting the cash value of the fraction of one DB Share against an obligation or liability of the Participant under this Plan; or

c)	in the case of any changes to legislation including exchange control or regulatory treatment of any DB Group Company or any present or future Participant, arising in relation to any Award following the Award Date, the Committee may decide that DB Shares will not be transferred in accordance with Rule 7.1(a), but instead a cash payment will be made to the Participant through local payroll (instead of receiving DB Shares), calculated as set out below.

For the purposes of Rule 7.1(c), the cash amount or value will be based on a price per share for each DB Share subject to the Award equal to either the average Volume-Weighted Average Price or the average Closing Price per DB Share for the period of the first ten trading days of the month in which the Release Date occurs (or such other number of days as the Committee may determine in its sole discretion or as may be required in a particular location for regulatory or tax reasons) and converted using a foreign exchange rate reported on Bloomberg at close over the same period as the period in which the average Volume-Weighted Average Price or the average Closing Price per DB Share, as applicable, is determined, or such other foreign exchange rate that the Committee or Plan Administrator deems appropriate.

Where an Award is settled following death or Total Disability of a Participant, Delivery may be made to the Participant’s Representative following the Representative evidencing his entitlement to so act to the satisfaction of the Committee.

7.2 Payment: Any cash payment made in connection with Rule 7.1 will be made within a reasonable number of days but, in any event, no longer than 70 days following the Release Date, subject to local payroll cycles and procedures. Any payment may be made and/or reported through the Participant’s employer, regardless of any adverse tax consequences this may cause to the Participant.

7.3 Custody/brokerage account: The Participant or any Representative must provide to the Plan Administrator, before the Vesting Date or such other date as identified by the Plan Administrator, details of a valid DB Group or E*Trade brokerage or custody account to which any payment to the Participant in the form of DB Shares or other securities is to be made, in a form satisfactory to the Plan Administrator.

7.4 Tax and social security withholding: The Plan Administrator or any DB Group Company may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. A distribution into a Participant’s custody account shall be net of any applicable taxes and social security requirements which a DB Group Company or former DB Group Company is required to withhold. Depending on the Participant’s individual circumstances, if a Participant changes locations between the Award Date and settlement, any distribution to that Participant may become subject to multiple withholding taxes or double taxation. The Plan Administrator or Nominee may sell or reduce an appropriate portion of the DB Shares or other assets otherwise distributable to the Participant (or their Representative or such other person to whom the distribution is made) and withhold sufficient sale proceeds to satisfy the withholding liability.

The Participant (or their Representative, if applicable) is responsible for reporting the receipt of income or the proceeds of any sale as a result of the operation of this Rule 7.4 or otherwise to the appropriate tax authority (except where any DB Group Company is legally obliged to account for such reporting).

No DB Group Company takes any responsibility (except where legally required) as to the taxation or social security consequences of the Participant participating in the Plan and a Participant should therefore seek their own independent tax and social security advice.

7.5 Proof of Certification: If the Plan Administrator requests any Proof of Certification, the Participant must provide such Proof of Certification in a form satisfactory to the Plan Administrator within 30 days of the request (including Proof of Certification sufficient to determine the circumstances in which the Participant ceases to be a DB Employee).

7.6 Notification of events: The Participant must notify the Plan Administrator of any events which may result in the forfeiture of the Award or any part of it prior to any Delivery Date. Furthermore, the Participant agrees that he shall be deemed to warrant and undertake to the Plan Administrator and each DB Group Company on each Delivery Date that he has not acted in any way giving rise to forfeiture pursuant to these Plan Rules at any time prior to the relevant Delivery Date.

If, contrary to Rule 6, the Participant derives any benefit, following the Release Date, to which he is not entitled then the Plan Administrator (or any relevant DB Group Company) shall be entitled to a full recovery of all benefits derived by the Participant wrongly in breach of the warranty and undertaking and/or contrary to Rule 6. This shall be without prejudice to any other rights which any DB Group Company may have arising out of the act or omission giving rise to forfeiture.

7.7 Compliance: The settlement of any Award is subject to any approvals or consents required under any applicable laws or regulations or by any governmental authority, the requirements of any exchange on which DB Shares are traded and any policy adopted by the Compliance Department.

8. Corporate events

8.1 Effect of Change of Control on Annual, New Hire and Retention Awards: Except as may otherwise be specified in a Participant’s Award Statement, on or before the occurrence of a Change of Control, the Committee shall have the discretion to determine whether none, some or all of the outstanding Awards will Vest (and the extent to which any Performance Conditions applicable to those Awards shall be treated as satisfied) and/or be settled as a result of the Change of Control, to the extent not already Vested.

8.2 Effect of Change of Control on Vested Awards subject to a Retention Period: Except as may otherwise be specified in a Participant’s Award Statement, on or before the occurrence of a Change of Control, the Committee shall have the discretion to determine as to whether any Retention Period to which a Vested Award (whether Vested pursuant to Rule 8.1 or otherwise) is subject shall be treated as ending before the Release Date specified in the Award Statement as a result of the Change of Control.

8.3 Corporate successors: The Plan shall not be automatically terminated by a transfer or sale of the whole or substantially the whole of the assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan or an equivalent equity incentive plan shall be continued after such sale, merger or consolidation subject to the agreement of the transferee, purchaser or successor entity. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of the Plan, including Rule 7 and Rule 10, and the Participant or any Representative shall have no further claim for compensation arising out of any such termination of the Plan.

8.4 Changes in capitalisation: If any change affects DB Shares on account of a merger, reorganisation, rights issue, extraordinary stock dividend, stock split or similar changes which the Committee reasonably determines justifies adjustments to Awards, the Plan Administrator shall make such appropriate adjustments as are determined by the Committee to be necessary or appropriate to prevent enlargement or dilution of rights.

9. Administration

9.1 Administration by the Plan Administrator: The Plan Administrator shall be responsible for the general operation and administration of the Plan in accordance with its terms and for carrying out the provisions of the Plan in accordance with such resolutions as may from time to time be adopted, or decisions made, by the Committee and shall have all powers necessary to carry out the provisions of the Plan.

9.2 Interpretation by the Committee: The Committee will have full discretionary power to interpret and enforce the provisions of this Plan and to adopt such regulations for administering the Plan as it decides are necessary or desirable. All decisions made by the Committee pursuant to the Plan are final, conclusive and binding on all persons, including the Participants and any DB Group Company.

9.3 Forfeiture and Vesting: The Committee shall have sole discretion, acting reasonably, to determine whether or not any of the events or activities set forth in Rule 5 and/or Rule 6 has occurred.

10. Amendment or termination of the Plan

10.1 Termination of Plan: The Committee may terminate the Plan at any time in its sole discretion. Termination of the Plan (as opposed to amendment of the Plan) would be without prejudice to the subsisting rights of Participants.

10.2 Amendment of Plan: The Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion, provided that the Committee cannot materially adversely affect a Participant’s existing Award without their prior written consent. For the avoidance of doubt, no oral representation or statement made by any third party, including any employee, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Group Compensation Review Committee.

10.3 Termination of Awards: The Committee may, in its sole discretion, decide at any time to replace an Award with an award of other assets (including cash or any combination of cash and other assets) or to take such other steps as necessary or appropriate to prevent enlargement or dilution of rights.

11. General

11.1 No guarantee of benefits:

a)	The granting of an Award is at the sole discretion of the Committee (or other persons the Committee permits to make Awards under Rule 4.1). The Committee is not obligated to make any Award, or permit any Award to be made, in the future or to allow DB Employees to participate in any future or other compensation plan even if an Award has been awarded in one or more previous years.

b)	Nothing in these Plan Rules shall be construed as an obligation or a guarantee by any DB Group Company, the Committee or the Plan Administrator with respect to the future value of an Award.

c)	Nothing contained in these Plan Rules shall constitute a guarantee by any DB Group Company that the assets of the DB Group will be sufficient to pay any benefit or obligation hereunder. No Participant or any Representative shall have any right to receive a benefit under the Plan except in accordance with the terms of these Plan Rules.

d)	An Award and resulting distribution shall not (except as may be required by taxation law or other applicable law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

e)

Any Participant who ceases to be a DB Employee as a result of the termination of their employment for any reason whatsoever, whether lawfully or unlawfully, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for breach of contract, or by way of compensation for loss of office or employment or otherwise to any sum, shares or other benefits to compensate the Participant for the loss or diminution in value of any actual or prospective rights, benefits or any expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

11.2 No enlargement of Participant rights: The establishment of the Plan and the making of Awards under it is entirely at the discretion of the Committee, shall not be construed as an employment agreement and shall not give any Participant the right to be retained as a DB Employee or to otherwise impede the ability of any DB Group Company to terminate the Participant’s employment. No communications concerning the Award shall be construed as forming part of a Participant’s terms and conditions of employment or any employment agreement with any DB Group Company.

11.3 Severability: The invalidity or non-enforceability of any one or more provisions of these Rules shall not affect the validity or enforceability of any other provision of these Rules, which shall remain in full force and effect.

11.4 Limitations on liability: Notwithstanding anything to the contrary in these Rules, neither any DB Group Company, the Plan Administrator, nor any individual acting as an employee, agent or officer of any DB Group Company or the Plan Administrator, shall be liable to any Participant, former employee or any Representative for any claim, loss, liability or expense incurred in connection with the Plan.

11.5 Claims by Participants: Any claim or action of any kind by a Participant or Representative with respect to benefits under the Plan or these Plan Rules, including any arbitration or litigation filed in a court of law, must be brought within one year from the date that settlement of a Participant’s Award was made or would have been made had such Award not been forfeited pursuant to these Rules, save to the extent that this restriction would be unlawful under applicable law.

11.6 No trust or fund created: Neither the Plan nor any agreement made hereunder shall create or be construed as creating a trust or separate fund of any kind or a fiduciary relationship between any DB Group Company and the Participants or any Representative. To the extent that any Representative acquired a right to receive payments from any DB Group Company pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of that DB Group Company.

11.7 No right to dividends: An Award does not give any right to the Participant to receive dividends in relation to any DB Shares prior to Delivery of those DB Shares to the Participant.

11.8 Dealing in DB Shares: Any dealing in DB Shares acquired by a Participant pursuant to the Plan shall remain subject to the requisite Compliance Department approval.

11.9 Participant confidentiality: In accordance with applicable law the Participant shall maintain their participation in the Plan in confidence both within and outside the DB Group, and shall not disclose the provisions of the Plan or the amount of any Award made to the Participant under the Plan to any person or entity, except the Participant’s spouse or partner or their legal, tax and/or financial adviser or to the extent legally required to do so, without the prior written authorisation of the Plan Administrator.

11.10 Assignment: Except in accordance with Rule 4.7, an Award, including a Vested Award, is not transferable or assignable by the Participant. Notwithstanding this, any DB Group Company shall have the right to novate and/or assign its contractual rights and/or obligations under this Plan in full or in part to any other DB Group Company or an Acquirer Entity at its sole discretion without the express consent of the Participant.

11.11 Data protection: Any DB Group Company may collect and process various data that is personal to Participants (for example, taxpayer and social security identification numbers) for the purposes of administering the Plan, compliance with any requirement of law or regulation, including tax-related requirements, and the prevention or investigation of crimes and malpractice. A DB Group Company may disclose this data to its affiliates or service providers (including the Plan Administrator) in connection with the administration of the Plan. Some data processing may be done outside the European Economic Area (“EEA”) where laws and practices relating to the protection of personal data may be weaker than those within the EEA, including in the United States of America, but wherever practicable the DB Group will take steps to ensure that Participants’ personal information is adequately protected. In certain circumstances courts, law enforcement agencies or regulatory agencies within or outside the EEA may be entitled to access the data. Details of Participants’ rights concerning data, which may include rights of access to their information and correction of inaccurate information, can be obtained from the local Data Protection Officers of the DB Group.

11.12 Entire agreement: These Plan Rules together with the Award Statement set forth the entire understanding of the parties with respect to the Award described on the Award Statement. Any agreement, arrangement or communication, whether oral or written, pertaining to the Award described in the Award Statement is hereby superseded and the foregoing Award shall be subject to the provisions of these Plan Rules. To the extent that there is any inconsistency between these Rules and the Award Statement or other communications, these Plan Rules shall prevail.

12. Notices

12.1 Form of notices: All notices or other communications with respect to these Plan Rules shall be in writing and be delivered in person, by email, by facsimile transmission, or by registered mail (return receipt requested, postage prepaid).

Notices or communications to the Plan Administrator or any DB Group Company shall be sent to the following address (or such other address for the Plan Administrator or any DB Group Company as shall be notified to the Participant):

Plan Administrator (or DB Group Company)

HR Reward

c/o DB Group Services (UK)Limited

1 Great Winchester Street

London EC2N 2DB, United Kingdom

12.2 When notices take effect: Notices or other communications shall take effect:

a)	if delivered by hand, upon delivery;

b)	if posted, upon delivery, or, in relation to communications sent to a Participant by first class post, 10.00 a.m. (UK time) on the second day after posting if earlier; and

c)

if sent by facsimile or email, when a complete and legible copy of the relevant communication, whether that sent by facsimile or email (as the case may be) or a hard copy sent by post or delivered by hand, has been received at the appropriate address.

12.3 Participants’ contact details: It is each Participant’s responsibility to keep the Plan Administrator updated with any change to address and other contact details for that Participant. By participating in the Plan, each Participant acknowledges and agrees that he shall have no claim for compensation or otherwise for any loss suffered as a result of, or in connection with, a failure to keep contact details updated. Any notice or other communication given to a Participant by the Plan Administrator or any DB Group Company shall be validly given if sent to the last address validly notified to the Plan Administrator by the Participant (or in the absence of any such notification to the address that the Plan Administrator reasonably believes to be that Participant’s address, or to be that Participant’s address before any change of address which has not been validly notified to the Plan Administrator).

13. Applicable law and jurisdiction

Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws. All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales.

The effective date of this document is 01 February 2013.

These Plan Rules (as may be amended from time to time) apply to all Awards granted after this Date and before Plan Rules are issued with a later effective date which will supersede and replace these Plan Rules in relation to future grants of Awards.

Schedule 1: Deutsche Bank Cash Plan

This schedule (“Schedule 1”) contains the rules of the Deutsche Bank Cash Plan and is usually applicable to employees in Argentina, Brazil, Canada, Chile, China, Denmark, Guernsey, Israel, Pakistan, Russia, Saudi Arabia, South Africa, Sri Lanka, Turkey, Ukraine and Vietnam. The rules of the Deutsche Bank Equity Plan apply to Awards granted under the Deutsche Bank Cash Plan, and such rules are incorporated herein, except as amended by this Schedule 1.

If this Deutsche Bank Cash Plan is used to make an Award to a Participant who is subject to federal taxation in the United States of America, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 2. If this Deutsche Bank Cash Plan is used to make an Award to a Participant who is employed by a Russian employing company of the DB Group, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 4. If this Deutsche Bank Cash Plan is used to make an Award to a Participant who is subject to taxation in Canada, then the references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 5.

1 Definitions

The definition of “Award” in Rule 2 is replaced with the following definition:

“Award” means an award of a conditional right to receive an amount of cash following the Release Date calculated in accordance with this Plan by reference to the value of DB Shares, which may be an Annual Award, New Hire Award, Retention Award, or Upfront Award. An Award will not give a Participant any right to DB Shares.

The definition of “Delivery” in Rule 2 is replaced with the following definition:

“Delivery” means the payment of an amount of cash in settlement of an Award to a Participant or their Representative.

The definition of “Plan” in Rule 2 is replaced with the following definition:

“Plan” means the Deutsche Bank Cash Plan as governed by the Plan Rules, except as amended by this Schedule 1.

2 Awards

Rule 4.3(b) is replaced with the following:

b)	the number (or maximum number in the case of an Award subject to a Performance Condition) of DB Shares by reference to which the amount of cash payable under the Award is calculated;

3 General forfeiture

Rule 6.1(f) is replaced with the following:

f)	the Participant fails to provide details of a valid bank account in accordance with Rule 7.3;

4 Award Settlement

4.1 Rule 7.1 is replaced with the following:

7.1	Time and manner of settlement of an Award: Subject to this Rule 7, as soon as administratively practicable following the Release Date but, in any event, no longer than 70 days after the Release Date, a Vested Award or Tranche shall be settled by way of a cash payment to the Participant via local payroll (a “distribution”), of an amount equal to the number of DB Shares subject to the Vested Award (taking account of any reduction in that number pursuant to the application of any Performance Condition) multiplied by a price per share for each DB Share equal to either the average Volume-Weighted Average Price or the average Closing Price per DB Share for the period of the first ten trading days of the month in which the Release Date occurs (or such other number of days as the Committee may determine in its sole discretion or as may be required in a particular location for regulatory or tax reasons) and converted using a foreign exchange rate reported on Bloomberg at close on the Release Date, or such other foreign exchange rate that the Committee or Plan Administrator deems appropriate.

Where an Award is settled following death or Total Disability of a Participant, Delivery may be made to the Participant’s Representative following the Representative evidencing his entitlement to so act to the satisfaction of the Committee.

In relation only to a Participant who is subject to federal taxation in the United States of America, the following wording shall be added to the end of the above wording for Rule 7.1:

Where the application of Schedule 2 provides for payment, distribution or Delivery of Awards before the Release Date, the references to Release Date in Rule 7.1 shall be taken to be references to that earlier date of payment, distribution or Delivery.

4.2 Rule 7.2 is replaced with the following:

7.2 Payment: Any payment is subject to local payroll cycles and procedures and may be made and/or reported through the Participant’s employer, regardless of any adverse tax consequences this may cause to the Participant. All cash payments will be made via payroll to the Participant’s last known bank account (or such other bank account notified to the Plan Administrator by the Participant).

4.3 Rule 7.3 is replaced with the following:

7.3 Bank Account:

The Participant or any Representative must, if requested, provide to the Plan Administrator, before the Release Date or such other date as identified by the Plan Administrator, details of a valid bank account to which any payment to the Participant is to be made, in a form satisfactory to the Plan Administrator.

Schedule 2: United States of America Taxpayers

This schedule (“Schedule 2”) modifies the provisions of the Deutsche Bank Equity Plan, as amended from time to time (the “Plan”) with respect to Awards in relation to which the Participant is subject to federal taxation in the United States of America under the provisions of Section 409A and/or Section 457A (or may in the absence of the provisions of this Schedule 2 be subject to taxation under either of those provisions). The provisions of this Schedule 2 apply automatically to those Awards (whether applicable at the Award Date or not) and supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder in relation to the respective Participants.

Any capitalized terms contained but not defined in this Schedule 2 shall have the meaning provided in the Plan.

These modifications are made to the Plan with the intent that the Plan be compliant with Section 409A and Section 457A, as applicable:

1	Definitions

The following definitions are added to Rule 2 of the Plan:

“Disability” means the Participant being prevented by accidental bodily injury or illness from performing the majority of their assigned duties as determined in accordance with applicable DB Group policy as certified by the Committee, in its sole discretion.

“Premium Award” means an Annual Award referred to as an Annual Award – Premium Award in the Award Statement.

“Qualifying Plan Termination” means a termination of the Plan pursuant to which acceleration of the time and form of payment or distribution is permitted under Section 409A.

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated or U.S. Treasury Department or U.S. Internal Revenue Service guidance issued thereunder, as may be in effect from time to time.

“Section 457A” means Section 457A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated or U.S. Treasury Department or U.S. Internal Revenue Service guidance issued thereunder, as may be in effect from time to time.

“Section 457A Impacted Award” means an Award to a Participant under a nonqualified deferred compensation plan of a nonqualified entity (as those terms are defined for purposes of Section 457A), which the Committee or the Plan Administrator determines is subject to taxation under Section 457A or would, in the absence of the application of the provisions of this Schedule 2, be subject to taxation under Section 457A.

The definition of “Retirement” in Rule 2 is replaced with the following provision:

“Retirement” means, for the purposes of the Plan (and except as otherwise provided in the Award Statement), the actual date of retirement by a Participant, on or after age 65, or retirement as a result of a Total Disability.

The definition of “Total Disability” in Rule 2 is replaced with the following provision:

“Total Disability” means either (a) a medically determinable physical or mental impairment (i) that can be expected to either (1) result in death or (2) last for a continuous period of not less than 12 months and (ii) as a result of which the Participant either (1) becomes unable to engage in any substantial gainful activity or (2) receives income replacement benefits for a period of not less than 6 months under a long-term disability plan covering DB Employees; or (b) the Participant is deemed Totally Disabled and eligible to receive disability benefits from the US Social Security Administration.

The definition of “Vesting Date” in Rule 2 is replaced with the following provision:

“Vesting Date” means the date or dates set forth in the Award Statement upon which an Award or Tranche will Vest or, if Vesting has been accelerated or delayed, the date of Vesting determined in accordance with Rules 5.2, 5.4, 6.2, 6.4 or Rule 8.

2	Awards

The following sentence is added at the end of Rule 4.6:

For the avoidance of doubt, the requirements for an Election to Career Retire under this Rule 4.6 shall continue to apply to Section 457A Impacted Awards which have Vested under Rule 5.4 for the purposes of the application of Rules 5.4(d) and (e).

3	Impact of termination of employment

The following Rule 5.1(f) is added to Rule 5.1 of the Plan:

f) a Disability other than a Total Disability.

Rule 5.2 is hereby replaced with the following:

5.2 Termination upon death or Total Disability: If a Participant ceases to be a DB Employee due to death or Total Disability (documented to the reasonable satisfaction of the Plan Administrator), an Award which is not subject to a Retention Period or a Performance Condition will Vest in full as soon as practicable after the date of Total Disability or death, to the extent not previously Vested (Accelerated Vesting).

Where an Award other than a Section 457A Impacted Award is subject to a Retention Period or a Performance Condition it will continue to Vest in accordance with the Award Statement and these Plan Rules, and will remain subject to the applicable Retention Period and the applicable Performance Condition. A Section 457A Impacted Award will be subject to Rule 5.4.

Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, the time of Delivery of an Award or Tranche of an Award may be accelerated as a result of a Participant suffering an “unforeseeable emergency”, as set forth in and in accordance with Section 409A.

Notwithstanding anything to the contrary in the Plan or any Award Statement, neither the Committee nor the Plan Administrator shall have the discretion to accelerate the distribution of an Award except as expressly provided in this Schedule 2 or otherwise in compliance with Section 409A.

After Rule 5.3 a new Rule 5.4 will be inserted as follows:

5.4 Accelerated Vesting for Section 457A Impacted Awards:

a) Subject to 5.4(c), in the event that a Participant ceases to be a DB Employee for the reason set out in any of Rule 5.1(a) to (d), (in relation to Annual Awards only) Public Service Retirement or Career Retirement described in Rule 5.1(e), Rule 5.1(f) or (in relation to Awards subject to a Retention Period or a Performance Condition) Rule 5.2, and, immediately prior to the cessation, the Participant holds one or more Section 457A Impacted Awards, then except to the extent otherwise necessary or desirable to comply with applicable regulatory requirements as determined by the Plan Administrator in its discretion, any such Section 457A Impacted Award will Vest on the day the Participant ceases to be a DB Employee and no Delivery nor any payment in settlement of the Award shall in any event be later than the fifteenth day of the third calendar month following the end of the calendar year in which the Participant ceased to be a DB Employee. If the Award is subject to a Performance Condition, but the satisfaction of the Performance Condition has not been determined in good time before the Delivery Date, Delivery shall be on the basis that the Performance Condition is assumed to be satisfied in full, but shall be subject to repayment pursuant to Rule 5.4(e).

b) Subject to 5.4(c), except to the extent otherwise necessary or desirable to comply with applicable regulatory requirements as determined by the Plan Administrator in its discretion, the Vesting Date of a Section 457A Impacted Award which is an Annual Award will be not later than the earliest date on or after the Award Date on which the cessation of a Participant’s employment as a DB Employee could be treated as Retirement or Career Retirement (the Participant having made a valid Election to Career Retire) and no Delivery nor any payment in settlement of a Section 457A Impacted Award which is an Annual Award or an Upfront Award shall in any event be later than the fifteenth day of the third calendar month following the end of the calendar year in which the cessation of the Participant’s employment could be treated as Retirement or Career Retirement. If the Award is subject to a Performance Condition, but the satisfaction of the Performance Condition has not been determined in good time before the Delivery Date, Delivery shall be on the basis that the Performance Condition is assumed to be satisfied in full, but shall be subject to repayment pursuant to Rule 5.4(e).

c) Where a Premium Award is subject to the provisions of Rule 5.4(a) or (b), those provisions shall apply to that Premium Award so that a portion only of the Award will Vest in accordance with those provisions, and the remainder of the Award shall be forfeited. The portion of the Award which will Vest will be the fraction A divided by B, where A is the number of days from the Award Date to the accelerated date of Vesting as determined in accordance with Rule 5.4(a) or (b), as applicable, and B is the number of days from the Award Date to the date of Vesting specified in the Award Statement, as determined by the Committee.

d) Where the Vesting of a Section 457A Impacted Award is accelerated under this Rule 5.4 then until the Award has been Delivered, it shall remain subject to the provisions of the Plan providing for the forfeiture of Awards, which shall be applied as though the Award had not Vested until the date the Award would have Vested in the absence of this Rule 5.4.

e) After the Delivery of a Section 457A Impacted Award the Vesting of which is accelerated under this Rule 5.4, if circumstances occur such that, had the Award not been so accelerated it would have been forfeited under the Plan Rules prior to the Release Date of the Award that would have applied in the absence of that acceleration, or if and to the extent that any applicable Performance Condition which has been assumed to be satisfied in full is not fully satisfied, the Participant shall be obliged to pay to the Administrator on demand:

i) the gross amount of any cash payment made to the Participant (prior to deduction of any taxes or social security contributions) in settlement of the Award; and

ii) the market value at the time of Delivery, as determined by the Committee, of the gross number of DB Shares Delivered to the Participant in settlement of the Award.

In addition, subject to applicable law, any DB Group Company may reduce any sums otherwise payable to the Participant in satisfaction of that obligation, and/or may reduce the number of DB Shares subject to outstanding awards under the Plan or any other share plan operated by any DB Group Company by such number as the Committee considers to be appropriate in satisfaction of that obligation.

f) The foregoing provisions of this Rule 5.4 relating to the time of Delivery or settlement of a Section 457A Impacted Award shall supersede any contrary provision of the Rules relating to the time of relevant Delivery or settlement.

4	General Forfeiture

The wording “(assuming no acceleration or delay of the Vesting Date or Release Date under Rule 5.2, this Rule 6.2 or Rule 8)” in Rule 6.2(c) shall be replaced with “(assuming no acceleration or delay of the Vesting Date or Release Date under Rule 5.2, Rule 5.4, this Rule 6.2 or Rule 8)”.

5	Award Settlement

Add the following new Rule 7.8:

7.8 Distribution Deadline: Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, any payment or distribution due hereunder or thereunder with respect to a Section 457A Impacted Award shall be made on a date no later than the fifteenth day of the third calendar month following the calendar year in which the Vesting Date (or, with respect to Upfront Awards, the Award Date) associated with such payment occurs.

Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, any payment or distribution due hereunder or thereunder with respect to an Award that is not a Section 457A Impacted Award shall be made on a date no later than (i) the end of the calendar year in which the Vesting Date occurs or (ii) if later, the fifteenth day of the third calendar month following such Vesting Date.

6	Corporate events

Awards will Vest and be distributed as provided in the Plan; provided, that notwithstanding anything to the contrary in the Plan or any Award Statement:

The provisions of Rule 8.1, Rule 8.2 and Rule 8.3 will be replaced with the following:

8.1 Effect of Change of Control on Annual, New Hire and Retention Awards: Subject to Rule 8.3, in the event of a Change of Control prior to the Vesting Date, the Committee may determine in its sole discretion that all or a portion (including none) of the Participant’s unvested Award shall Vest or shall Vest at any time thereafter (and the extent to which any Performance Conditions applicable to those Awards shall be treated as satisfied, provided that Rule 6 shall in any case continue to apply), and any such portion of the Award that shall have Vested shall be distributed on the date on which it would have been distributed if the Change of Control had not occurred.

8.2 Effect of Change of Control on Vested Awards subject to a Retention Period: Subject to Rule 8.3, on or before the occurrence of a Change of Control, the Committee shall have the discretion to determine whether a Vested Section 457A Impacted Award that is subject to a Retention Period will be settled earlier than the Release Date as a result of the Change of Control. In no event shall a Vested Award that is not a Section 457A Impacted Award be settled any earlier than the Release Date as a result of a Change of Control. Where the Vesting Date of a Section 457A Impacted Award is accelerated under Rule 8.1 or where the Committee determines under this Rule 8.2 that settlement of a Section 457A Impacted Award will occur earlier than the Release Date, then the Delivery or payment in settlement of the Award shall not in any event be later than the fifteenth day of the third calendar month following the end of the calendar year in which the accelerated Vesting Date occurred, or the Retention Period ceased to apply, as applicable.

8.3 Corporate successors: The Plan shall not be automatically terminated by a transfer or sale of the whole or substantially the whole of the assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan or an equivalent equity incentive plan shall be continued after such sale, merger or consolidation subject to the agreement of the transferee, purchaser or successor entity. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall, subject to and in accordance with the requirements of Section 409A, terminate subject to the provisions of the Plan, including Rule 7 and Rule 10, and the Participant or any Representative shall have no further claim for compensation arising out of any such termination of the Plan.

7	Administration

The following paragraph is added to the end of Rule 9.1 of the Plan:

The Plan and any Award Statement are intended to comply with Section 409A and shall be interpreted, operated and administered accordingly; provided, that, for purposes of the foregoing, references to a term or event (including any authority or right of any DB Group Company or a Participant) being “permitted” under Section 409A shall mean that the term or event will not cause the Award to be subject to taxation under Section 409A.

Rule 9.3 will be replaced with the following:

9.3 Forfeiture and Vesting: Subject to the requirements of Section 409A, the Committee shall have sole discretion, acting reasonably, to determine whether or not any of the events or activities set forth in Rule 5 and/or Rule 6 has occurred.

8	Amendment or Termination of the Plan

Awards will Vest and be distributed as provided in the Plan; provided, that notwithstanding anything to the contrary in the Plan or any Award Statement:

The provisions of Rule 10 will be replaced with the following:

10.1 Termination of Plan: The Committee may terminate the Plan at any time at its sole discretion. In the event of a Qualifying Plan Termination prior to the Vesting Date, any outstanding Awards shall become fully Vested (and the Committee shall determine the extent to which any Performance Conditions shall be treated as satisfied) and shall be distributed to the Participant within a reasonable time following the date of such Qualifying Plan Termination, subject to any applicable payment timing requirements or restrictions under Section 409A, and thereafter the Participant shall cease to have any rights under the Plan or with respect to any Award. In the event of a Plan termination other than a Qualifying Plan Termination prior to the Vesting Date, any outstanding Awards shall continue to Vest and be paid or distributed, if at all, on the date on which it would have otherwise Vested and been paid or distributed, if at all, if the Plan had not been terminated, and thereafter the Participant shall cease to have further rights under the Plan or with respect to any Award, provided, however, that such distribution may be accelerated by the Committee to the extent necessary to avoid adverse tax consequences under Section 409A and Section 457A.

10.2 Amendment of Plan: Subject to the requirements of Section 409A, the Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion, provided that the Committee cannot materially adversely affect a Participant’s existing Award without their prior written consent. For the avoidance of doubt no oral representation or statement made by any third party, including any manager, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Group Compensation Review Committee.

10.3 Termination of Awards: Subject to the requirements of Section 409A, Section 457A and the provisions of Rule 5.1, the Committee may, in its sole discretion, decide at any time to replace an Award with an award of other assets (including cash) or to take such other steps as necessary or appropriate to prevent enlargement or dilution of rights.

Schedule 3: Germany (English translation of German original)

Appendix to “Deutsche Bank Equity Plan” for employees working in Germany (2013)

Special Terms for the Deutsche Bank Equity Plan in Germany:

The Plan Rules, available on the HR Intranet website https://goto.hr.intranet.db.com, are amended and where necessary adjusted to German specifications. All other provisions of the Plan Rules will remain in place for all participants as are.

Specification or Amendment of Rule 2 from the English DB Equity Plan Rules:

“Cause” means the termination of a Participant’s employment by any DB Group Company based on reasons related to the conduct of the Participant.

“Career Retirement” (only applicable for “Annual Awards”) means voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equaling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee on or before the most recent date of termination of employment. If the Consecutive Service Requirement is satisfied, the number of complete years of service used to calculate the Rule of 60 may also include any period of employment as a DB Employee prior to a break in continuous service. An additional requirement for the application of the Rules regarding “Career Retirement” is that the Participant makes a decision (“Election” or “Election to Career Retire”) in respect to the award in accordance with Rule 4.6 of the Plan Rules.

“Public Service Retirement” means voluntary termination of employment as a DB Employee by a Participant to work exclusively in a bona fide charitable institution, as a Public Service Employee (excluding banks and other financial institutions) or in a regulatory office.

“Proof of Certification” means any information and verification deemed necessary according to the DB Equity Plan Rules.

Specification or Explanation of Rule 2 from the English DB Equity Plan Rules in correlation with Rule 6.3 of the group works council agreement to regulate the pension schemes:

“Total Disability” = “Erwerbsminderung” means, if the employment ends before the fixed retirement age and the Participant had provided a pension certificate (“Rentenbescheid”) from the German Social Security Authority indicating that the Participant is prevented from performing the majority of his assigned duties and, if this only applies partially, has no employment with another employer.

Specification or Amendment of Rule 4.4 in correlation with Rule 2 of the English DB Equity Plan Rules:

If an Award is to be subject to a Retention Period, the Retention Period shall be determined by the Committee at the Award Date and will be stated on the Award Statement (subject to the application of Rule 8). The Retention Period shall commence on the Vesting Date of the Award. If an Award is subject to a Retention Period, a Participant shall have no entitlement to receive DB Shares in respect of that Award before the end of the Retention Period.

Specification or Amendment of Rule 4.5 in correlation with Rule 2 of the English DB Equity Plan Rules:

Awards or Tranches of Awards may be made subject to Performance Conditions as approved by the Committee at the time the Award is made and which are detailed in the Award Statement. The degree to which a Performance Condition is satisfied will determine the extent to which that Award or Tranche will become capable of settlement, and the degree to which the Performance Condition is satisfied must be determined before the Award or relevant part of the Award becomes capable of settlement.

Specification or Amendment of Rule 4.6 in correlation with Rule 2 of the English DB Equity Plan Rules:

The termination treatment in relation to Career Retirement set out in Rule 5.1(e) and 5.3(e) shall only apply to an Annual Award or Upfront Award (as applicable) if the Participant has notified the Plan Administrator during any time period required by the Plan Administrator in relation to that Award that the Participant intends to terminate employment as a DB Employee by reason of Career Retirement in accordance with the procedures established by the Plan Administrator for those purposes (an “Election” or an “Election to Career Retire”). An Election shall constitute a binding agreement that may only be modified pursuant to the terms and conditions in the Election. The Plan Administrator may require, among other things, one or more Elections to be made in relation to an Award and may set a time period after which an Election will expire. An Election shall not be treated as notice of termination of employment given by the Participant. However, a failure to make an Election may result in forfeiture of an Award on termination in circumstances where there would have been no such forfeiture had an Election been made.

Specification or Amendment of Rule 4.7 in correlation with Rule 2 of the English DB Equity Plan Rules:

A Participant may not at any time before settlement sell, assign, pledge or grant to any person or entity any rights in respect of any DB Equity Plan Award (including a Vested Award) or enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements, or attempt to do so, with respect to all or part of the DB Shares subject to the Award. Unless the Plan Administrator or the Committee according to Rule 2 of the English Rules decides otherwise, any breach of this Rule will result in the forfeiture by the Participant of their Award without any claim for compensation by the Participant or any Representative.

Specification or Amendment of Rule 5.1 in correlation with Rule 2 of the English DB Equity Plan Rules:

An Award will not be forfeited and will continue to vest in accordance with the Award Statement and will remain subject to any applicable Retention Period or Performance Condition, unless Rule 5.3 apply or the Committee decides otherwise, if the Participant ceases to be a DB Employee for one of the following reasons:

a)	termination by a DB Group Company for other than a reason related to the conduct of the Participant
b)	redundancy;
c)	termination subsequently followed by early retirement as agreed with the DB Group Company (Vorruhestands- oder Wartestandsvereinbarung).
d)	Agreed Termination – not applicable in Germany;
e)	the Participant ceases to be employed as a DB Employee due to the sale, merger, spin-off, transfer, or other consolidation (or series thereof) outside of the DB Group of the DB business unit, Division or DB Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the Participant worked, but excluding a sale or transfer by which Deutsche Bank is merged or consolidated or transfers or sells substantially all of its assets;
f)	in relation to Annual Awards only: Retirement in accordance with pension promise, Career Retirement and Public Service Retirement;

unless any of the cases described in Rule 6 apply.

Specification or Amendment of Rule 5.2 in correlation with Rule 2 of the English DB Equity Plan Rules:

If a Participant ceases to be a DB Employee due to death or Total Disability (according to definition in rule 2), the Participant’s Award will Vest in full (to the extent not previously Vested) on the next administratively possible Vesting Date for other Awards granted pursuant to the Plan following receipt of such documentation as the Plan Administrator may require to establish the entitlement of the Participant or the Representative claiming on behalf of the Participant. Where an Award is subject to a Retention Period or a Performance Condition it will, continue to Vest in accordance with the Award Statement and these Plan Rules, and will remain subject to the applicable Retention Period and the applicable Performance Condition.

Specification or Amendment of Rule 5.3 in correlation with Rule 2 of the English DB Equity Plan Rules:

A Participant shall automatically forfeit Awards that have not been Delivered without any claim for compensation by the Participant if, at any time prior to Delivery, the Participant ceases to be a DB Employee by reason of termination for Cause by any DB Group Company.

Awards that have not Vested shall be automatically forfeited without any claim for compensation if, at any time prior to the Vesting Date, the Participant resigns, gives notice of their termination of, or voluntarily terminates, their employment as a DB Employee for any reason. This does not apply – with regards to Annual Awards—in case of Retirement, Career Retirement or Public Service Retirement.

Annual Awards that have not Vested shall be automatically forfeited without any claim for compensation if, at any time prior to the Vesting Date, a Participant who meets the Career Retirement conditions (Rule of 60 and Consecutive Service Requirement) resigns, gives notice of their termination of, or voluntarily terminates, their employment in circumstances in which the Participant either failed to make an Election to Career Retire, or failed to respond to or follow the procedures outlined in Rule 4.6 or to submit an Election in accordance with those procedures in relation to such Annual Award. This does not apply if a resignation at the same time would fall within the definition of Retirement or Public Service Retirement.

Annual Awards that have not Vested shall be automatically forfeited without any claim for compensation if, following Public Service Retirement, the Participant ceases to be a Public Service Employee at any time prior to the Vesting Date in circumstances such that, had the Participant remained a DB Employee until the time of termination as a Public Service Employee, the circumstances would have resulted in the forfeiture of those Awards.

Upfront Awards shall be automatically forfeited if, at any time prior to the Release Date, the Participant resigns, gives notice of their termination of, or voluntarily terminates, their employment as a DB Employee for any reason. This does not apply in case of Retirement, Career Retirement or Public Service Retirement.

Specification or Amendment of Rule 6.1 in correlation with Rule 2 of the English DB Equity Plan Rules:

During or following employment as a DB Employee including in connection with or following any form of termination identified in Rules 5.1 or 5.2, a Participant shall automatically forfeit any Awards that have not Vested, without any claim for compensation by the Participant, if any of the following events or activities occurs at any time prior to the Vesting Date for that Award:

a)

the Participant directly or indirectly solicits or entices away, or endeavours to solicit or entice away any individual person who is employed or engaged by any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of their employment in the 12 months immediately prior to the termination date;

b)

the Participant solicits, directly or indirectly, any company or entity who was a customer or client of any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of their employment in the 12 months immediately prior to the termination date in order to provide (directly or indirectly) to such company or individual services similar to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided to such company or individual by any DB Group Company;

c)

the Participant directly or indirectly obtains, uses, discloses or disseminates Proprietary Information to any other company, individual or entity, except as specifically required in the proper performance of the Participant’s duties for any DB Group Company;

d)	the Participant acts in a manner that is prejudicial to the reputation of the DB Group or any DB Group Company;

e)

the Participant is responsible for any act or omission that breaches the terms of any agreement into which the Participant has entered with any DB Group Company, including notification according to Rule 4.6 and any settlement or separation agreement or compromise agreement;

f)	the Participant fails to provide details of a valid brokerage or custodial account, in accordance with Rule 7.3;

g)	the Participant fails to provide, if asked, Proof of Certification, in accordance with Rule 7.5;

h)

during the Participant’s employment as a DB Employee the Participant is responsible for acts or omissions which, whether known or not by any DB Group Company or any other officer or employee of any DB Group Company, would give rise to a right on the part of any DB Group Company to terminate the Participant’s employment for behavior-based cause;

i)

following Retirement, Career Retirement or Public Service Retirement, the Participant provides to a Financial Services Firm, either directly or indirectly, on their own behalf or in the service of or on behalf of others, as an officer, employee, consultant, partner, independent contractor, or in a fiduciary or any other capacity, whether remunerated or not, services similar to, related to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided by the Participant or the Participant’s employing business Division during the Participant’s employment as a DB Employee.

Specification or Amendment of Rule 6.2 in correlation with Rule 2 of the English DB Equity Plan Rules:

(1)	A Participant shall automatically forfeit the Awards described in paragraph (2) of this Rule without any claim for compensation by the Participant in the following circumstances:

i.

breaches any applicable DB Group policy or procedure regarding: general accounting; application of accounting methodologies; approvals procedures; regulatory procedures or rules; or any other financial, or compliance matters - in each case of which the Participant knew or it would be reasonable to expect the Participant to have known;

ii.	breaches any applicable laws or regulations imposed other than by the DB Group or any DB Group Company,

which, if the relevant conduct is discovered after the Participant has ceased to be a DB Employee, relates to a matter involving their duties as a DB Employee during the course of their employment; and which, in each case of such conduct, is the subject of an investigation by a DB Group Company or of an investigation by a regulatory or law enforcement body and which results in disciplinary measures or sanctions against the Participant or a DB Group Company or would have resulted in such measures or sanctions if the Participant had not ceased to be a DB Employee. If any such investigation is commenced, or is proposed to be commenced, no Award held by the relevant Participant shall Vest until after such investigation has concluded and a determination has been made that forfeiture is not warranted.

(2)

The Awards subject to forfeiture in the circumstances described above in paragraph (1) of this Rules shall be any Awards the Vesting Date (in the case only of Awards other than Upfront Awards), or the Release Date (in the case only of Upfront Awards), for which (assuming no acceleration or delay of the Vesting Date or Release Date under Rule 5.2, this Rule 6.2 or Rule 8) is due to fall, or fell, within (i) 12 months following the time the relevant conduct becomes known to the Committee or (ii), if no unvested Award falls under timeframe mention above, 12 months following the time the breach occurs, which in the case of a continuing breach shall be taken to be such time during the continuance of the breach that the Committee determines.

(3)

If any such investigation as described in paragraph (1) is commenced, or is proposed to be commenced, which may give rise to the forfeiture of an Award under paragraphs (1) and (2) of this Rule, the Vesting Date and/or the Release Date for that Award may at the discretion of the Committee be delayed until after such investigation has concluded and a determination has been made that forfeiture is not warranted. Where the Vesting Date and/or the Release Date for an Award is delayed under this provision such that it is after a Change of Control, the Committee may make such arrangements as it considers fair and reasonable for settlement of the Award (including settlement in cash) where Delivery in DB Shares would no longer be appropriate.

Specification or Amendment of Rule 6.3 in correlation with Rule 2 of the English DB Equity Plan Rules:

Notwithstanding to the other forfeiture provisions contained in the Plan Rules, a Participant shall automatically forfeit any Upfront Awards, without any claim for compensation by the Participant if, following Retirement, Career Retirement or Public Service Retirement and before the Release Date, the Participant provides to a Financial Services Firm, either directly or indirectly, on their own behalf or in the service of or on behalf of others, as an officer, employee, consultant, partner, independent contractor, or in a fiduciary or any other capacity, whether remunerated or not, services similar to, related to, competitive with, or intended to replace or serve as an alternative to, any or all of the services provided by the Participant or the Participant’s employing business Division during the Participant’s employment as a DB Employee.

Specification or Amendment of Rule 11.1 of the English DB Equity Plan Rules and in correlation with with Rules 2.3 respectively 3.3.1 of the Group Works Council Agreement / Group Committee for Managerial Employees Guidelines regarding the Company Retirement Pension Scheme (“betriebliche Altersvorsorge”):

An Upfront Award according to Rule 2 of the English Plan Rules is considered as pension eligible in correlation with Rule 2.3 respectively 3.3.1 of the applicable Group Works Council Agreement (“Betriebsvereinbarung”) and Group Committee for Managerial Employees Guidelines regarding the Deutsche Bank Contribution Based Pension Plan (“Richtlinie zum Detusche Bank Beitragsplan”) respectively, if it is released and delivered before termination of employment. The pensionable amount is based on the Euro value of the Upfront Award at time of grant.

Specification or Amendment of Rule 12.1 and 12.2 of the English DB Equity Plan Rules:

Form of Notice (Rule 12.1)

All notices or other communications with respect to these Plan Rules shall be in writing and be delivered in person, by email, by facsimile transmission, or by registered mail (return receipt requested, postage prepaid). Notices to the Participant shall be sent to the participants last known mailing address, email address or facsimile. Notices to the Plan Administrator or any DB Group Company shall be sent to the following address (or such other address for the Plan Administrator or any DB Group Company as shall be notified to the Participant):

Plan Administrator (or DB Group Company)

HR Reward

c/o DB Group Services (UK) Limited

1 Great Winchester Street

London EC2N 2DB, United Kingdom

When notices take effect (Rule 12.2)

Notices or other communications shall take effect:

if delivered by hand, upon delivery;

if posted, upon delivery,

if sent by facsimile or email, when a complete and legible copy of the relevant communication has been received at the appropriate address.

Specification or Amendment of Rule 13 of the English DB Equity Plan Rules:

Interpretation of these Plan Rules shall be governed by and construed in accordance with German law.

Frankfurt am Main, February 2013

Schedule 4: Russian Federation

This Schedule (“Schedule 4”) modifies the provisions of the Deutsche Bank Equity Plan, as such may be amended from time to time (the “Plan”). The provisions of this Schedule 4 (i) apply with respect to Participants employed by a Russian employing company of the DB Group, and (ii) supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder.

Except as expressly modified herein, all terms and conditions of the Plan are incorporated into this Schedule 4 as if first set forth herein. Any capitalised terms contained but not defined in this Schedule 4 shall have the meaning provided in the Plan.

1.	Definitions

The following definitions defined in Rule 2 of the Plan shall be modified as follows:

The definition of “Agreed Termination” in Rule 2 of the Plan shall be replaced with the following provision:

“Agreed Termination” means termination of a Participant's employment with a DB Group Company on the basis of agreement between the Participant and a DB Group Company following the resolution of an employment-related dispute, resolved by the execution of a settlement, separation or compromise agreement containing, among other things, a full release of claims against each DB Group Company by the Participant.

The definition of “Cause” in Rule 2 shall be replaced by the definition of “Misconduct” as follows:

“Misconduct” means in respect of the Participant (i) any act or omission or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment, (ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not materially affect the business or reputation of any DB Group Company), (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of their duties as a DB Employee or conduct by the Participant otherwise in violation of the terms of the applicable employee handbook or other local policy or contractual documentation, (iv) knowingly failing or refusing to carry out specific lawful instructions from a DB Group Company (or a duly authorized employee or officer of such a company) relating to material matters or duties within the scope of the Participant’s responsibilities for a DB Group Company, (v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust, or (vi) the issuance of any order or enforcement action against the Participant or against any DB Group Company in connection with the Participant’s actions or omissions by any regulatory body with authority over the conduct of business by that company that materially impairs a) the financial condition or business reputation of the DB Group or any DB Group Company or b) the Participant’s ability to perform their assigned duties.

The definition of “Retirement” in Rule 2 shall be replaced with the following provision:

“Retirement” means the actual date of the Participant’s retirement in accordance with the applicable Russian Federation law.

The definition of “Total Disability” in Rule 2 shall be replaced with the following provision:

“Total Disability” means the Participant being prevented by accidental bodily injury or illness from performing the majority of their assigned duties as confirmed by the medical statement issued in accordance with effective Russian legislation and as determined in accordance with applicable DB Group policy as certified by the Committee, at its sole discretion.

The following definitions are added to Rule 2 of the Plan:

“Cause” means a cause for termination of a Participant’s employment as a DB Employee due to the Participant’s fault as specified in Article 81 of the Russian Labour Code.

“Russian Labour Code” means the Labour Code of the Russian Federation dated 30 December 2001 No. 197-FZ.

6. General forfeiture

The following provision is added to Rule 6.1:

j) during employment as a DB Employee the Participant is responsible for acts or omissions which comprise Misconduct.

10. Amendment or termination of the Plan

Rule 10.2 is replaced with the following:

10.2 Amendment of Plan: The Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion. For the avoidance of doubt no oral representation or statement made by any third party, including any employee, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Group Compensation Review Committee.

11. General

Rule 11.1(a) is replaced with the following:

a) The granting of an Award is at the sole discretion of the Committee (or other persons the Committee permits to make Awards under Rule 4.1), in particular it has the right not to grant an Award, to cancel an Award, or to indefinitely defer payment of an Award. The Committee is not obligated to make any Award, or permit any Award to be made, in the future or to allow DB Employees to participate in any future or other compensation plan even if an Award has been awarded in one or more previous years.

Rule 11.10 is replaced with the following:

11.10 Assignment: Except in accordance with Rule 4.7, an Award, including a Vested Award, is not transferable or assignable by the Participant.

Rule 11.11 is replaced with the following:

11.11 Data Protection: Subject to prior written consent of the Participant given in accordance with the effective Russian legislation, any DB Group Company may collect and process various data that is personal to Participants (for example, taxpayer and social security identification numbers) for the purposes of administering the Plan, compliance with any requirement of law or regulation, including tax-related requirements, and the prevention or investigation of crimes and malpractice. Subject to prior written consent of the Participant given in accordance with the effective Russian legislation, a DB Group Company may disclose this data to its affiliates or service providers (including the Plan Administrator) in connection with administration of the Plan. Subject to prior written consent of the Participant given in accordance with the effective Russian legislation, a DB Group Company may transfer personal data of the Participant for its processing outside the European Economic Area (“EEA”) where laws and practices relating to the protection of personal data may be weaker than those within the EEA, including in the United States of America, but wherever practicable the DB Group will take steps to ensure that Participants’ personal information is adequately protected. In certain circumstances courts, law enforcement agencies or regulatory agencies within or outside the EEA may be entitled to access the data. Details of Participants’ rights concerning data which may include rights of access to their information and correction of inaccurate information, can be obtained from the local Data Protection Officers of the DB Group.

13. Applicable law and jurisdiction

Rule 13 is replaced with the following:

Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws, except when Russian law must apply. All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales, except in cases of mandatory jurisdiction of Russian courts.

Schedule 5: Canada

This schedule (“Schedule 5”) modifies the provisions of the Deutsche Bank Equity Plan, as amended from time to time (the “Plan”) with respect to Awards in relation to which the Participant is subject to taxation in Canada. The provisions of this Schedule 5 apply automatically to those Awards (whether applicable at the Award Date or not) and supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder in relation to those Participants.

Any capitalized terms contained in this Schedule 5 shall have the meaning provided in the Plan.

These modifications are made to the Plan with the intention that the Plan be compliant with the Salary Deferral Arrangement rules in Canada.

1. Award Settlement

After Rule 7.7, a new Rule 7.8 will be inserted as follows:

7.8 Accelerated Vesting:

a)

Any Award or Tranche which is not Vested by the end of the calendar year in which the second anniversary of the Award Date occurs shall Vest no later than the end of that calendar year. No Delivery or settlement shall take place later than the end of the calendar year in which the second anniversary of the Award Date occurs.

b)

If the relevant Award or Tranche is subject to Performance Conditions and it has not been determined whether or to what extent the Performance Condition has been satisfied in good time to allow Delivery or settlement of the Award or Tranche by the latest time specified in Rule 7.8(a), then Delivery shall be on the basis that the Performance Condition is assumed to be satisfied in full (subject to the application of Rule 7.8(d)).

c)

Where the Vesting of an Award is accelerated under this Rule 7.8 then until the Award has been Delivered, it shall remain subject to the provisions of the Plan providing for the forfeiture of Awards, which shall be applied as though the Award had not Vested until the date the Award would have Vested in the absence of this Rule 7.8.

d)

After the Delivery of an Award the Vesting of which is accelerated under this Rule 7.8, if circumstances occur such that, had the Award not been so accelerated it would have been forfeited under the Plan Rules prior to the Release Date of the Award that would have applied in the absence of that acceleration, or if and to the extent that any applicable Performance Condition which has been assumed to be satisfied in full is not fully satisfied, the Participant shall be obliged to pay to the Administrator on demand:

i)	the gross amount of any cash payment made to the Participant (prior to deduction of any taxes or social security contributions) in settlement of the Award; and

ii)	the market value at the time of Delivery, as determined by the Committee, of the gross number of DB Shares Delivered to the Participant in settlement of the Award.

In addition, subject to applicable law, any DB Group Company, with the written consent of the Participant, may reduce any sums otherwise payable to the Participant in satisfaction of that obligation, and/or may reduce the number of DB Shares subject to outstanding awards under the Plan or any other share plan operated by any DB Group Company by such number as the Committee considers to be appropriate in satisfaction of that obligation.

e)

The foregoing provisions of this Rule 7.8 relating to the time of Delivery or settlement of an Award or Tranche shall supersede any contrary provision of the Plan relating to the time of relevant Delivery or settlement.

Schedule 6: Private Client Services Wealth Creation and Retention Program

1	Effect and Purpose of Schedule 6

1.1

This Schedule (“Schedule 6”) to the Deutsche Bank Equity Plan, which may be amended from time to time (the “Plan”), contains the terms regarding the Private Client Services (“PCS”) Wealth Creation & Retention Award (as defined below). For the avoidance of doubt, to the extent that Participants receive a PCS Wealth Creation & Retention Award, this Schedule 6 shall, notwithstanding Rule 11.12 of the Plan, supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder.

1.2

Except as expressly stated in this Schedule 6, all terms and conditions of the Plan are incorporated into this Schedule 6 as if first set forth herein. Any capitalized terms contained but not defined in this Schedule 6 shall have the meaning provided in the Plan.

1.3

Where an Award is granted under this Schedule 6 to a Participant who is also subject to federal taxation in the United States of America, the terms of the Plan amended by this Schedule 6 shall be the terms of the Plan as first amended by Schedule 2 (United States of America Taxpayers).

1.4

Effective from and after the date hereof, and pursuant to its authority under Rule 10.2 of the Plan, in respect of PCS Wealth Creation & Retention Awards, the Committee hereby amends the Plan as follows:

2	Definitions

2.1	The definition of “Annual Award” in Rule 2 of the Plan is deemed replaced in its entirety with the following definition:

“Annual Award” means any Award referred to as an Annual Award or an Annual Award - PCS Wealth Creation & Ret Award in the Award Statement.

2.2	The definition of “Career Retirement” in Rule 2 of the Plan is deemed replaced in its entirety with the following definition:

“Career Retirement” means:

(a)

Other than in relation to an Award referred to as an Annual Award - PCS Wealth Creation & Ret Award in the Award Statement, means voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equalling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee on or before the most recent date of termination of employment and provided the Participant has made a valid Election to Career Retire in connection with the relevant Award. If the Consecutive Service Requirement is satisfied, the number of complete years of service used to calculate the Rule of 60 may also include any period of employment as a DB Employee prior to a break in continuous service. Where a Participant became a DB Employee as a result of a DB Group Company acquiring or merging with a company or other entity which employed the Participant, or acquiring a business in which the Participant was employed, continuous employment with that company or other entity, or in that business, ending with the date of acquisition or merger shall be treated for the purposes of this definition as service as a DB Employee, provided that the Participant has remained a DB Employee since the acquisition or merger.

(b)

In relation to Awards referred to as an Annual Award - PCS Wealth Creation & Ret Award in the Award Statement only, “Career Retirement” means voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equaling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee ending on or before the most recent date of termination of employment and is a Retirement From The Securities Industry and provided the Participant has made a valid Election to Career Retire in connection with the relevant Award. If the Consecutive Service Requirement is satisfied, the number of complete years of service may also include any period of employment as a DB Employee prior to a break in continuous service. Where a Participant became a DB Employee as a result of a DB Group Company acquiring or merging with a company or other entity which employed the Participant, or acquiring a business in which the Participant was employed, continuous employment with that company or other entity, or in that business, ending with the date of acquisition or merger shall be treated for the purposes of this definition as service as a DB Employee, provided that the Participant has remained a DB Employee since the acquisition or merger.

2.3	The following definitions are added to Rule 2 of the Plan:

“Eligible Accounts” means any existing accounts and any other accounts evidencing a change by an existing account in its account category within DBSI but not a change in beneficial ownership.

“Retirement From The Securities Industry” means voluntary termination of employment as a DB Employee by the Participant who takes all necessary steps to transfer the administration of any Eligible Accounts with which the Participant is involved to another PCS Client Advisor by the point of termination of the Participant’s employment and who intends to permanently leave the securities industry.

2.4	The definition of “Participant” in Rule 2.1 of the Plan is deemed replaced in its entirety with the following definition:

“Participant” means any person to whom an Award referred to as an Annual Award – PCS Wealth Creation & Ret Award in the Award Statement has been made under the terms and conditions of this Plan, being a revenue producer with PCS who achieved the minimum gross production level as indicated in the respective year’s program summary.

2.5	The definition of “Retirement” in Rule 2.1 of the Plan is deemed replaced in its entirety with the following definition:

“Retirement” means, for the purposes of the Plan, the actual date of retirement by a Participant, on or after age 65, or retirement as a result of a Total Disability.

Schedule 7: Senior Management Plan

This schedule (“Schedule 7”) contains the rules of the Deutsche Bank Senior Management Plan and is usually applicable to non-Management Board GEC member employees. The rules of the Deutsche Bank Equity Plan apply to Awards granted under the Deutsche Bank Senior Management Plan, and such rules are incorporated herein, except as amended by this Schedule 7.

If this Deutsche Bank Senior Management Plan is used to make an Award to a Participant who is subject to federal taxation in the United States of America, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 2. If this Deutsche Bank Senior Management Plan is used to make an Award to a Participant who is employed by a Russian employing company of the DB Group, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 4. If this Deutsche Bank Senior Management Plan is used to make an Award to a Participant who is subject to taxation in Canada, then the references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 5.

1	General Forfeiture

Rule 6.2 c) is replaced with the following:

Awards subject to forfeiture: The Awards (or parts of Awards) subject to forfeiture in the circumstances described above in Rules 6.2(a) and 6.2(b) shall be, in relation to any Award (other than an Upfront Award) which has not yet been Delivered, for each calendar year commencing with the year in which the Award Date falls in which relevant conduct becomes known to the Committee 20% of the initial number of DB Shares subject to that Award, or in relation to any Upfront Award which has not been Delivered, in respect of which relevant conduct becomes known to the Committee after the Award Date, 100% of that Award.

Schedule 8: France

Addendum for Participants in France governing Qualified Free Shares Awards

1 Purpose

This schedule (“Schedule 8”) modifies the terms of the Deutsche Bank Equity Plan (the “Plan”) with respect to Awards which are intended to be Qualified Free Share Awards (as defined under paragraph 2 below) and are designated as such in the Award Statement.

The terms and conditions of this Schedule 8 are identical to the Plan except as provided below They have to be read in conjunction with the Plan Rules. In the event of any conflict between the terms and conditions of this Schedule 8 and the Plan, the provisions of this Schedule 8 shall prevail for the grants made hereunder.

The purpose of this Schedule 8 is to ensure that Awards are in conformity with the applicable legislation.

2 Definitions

The following definitions are added to Rule 2 of the Plan:

“Share Sale Restriction Period” means the period of time between the Award’s Release Date (as specified in the Plan Rules) and the expiration of a minimum 2-year period, as set forth in (and subject to) Rule 4.9.

“Qualified Free Share Award” means a qualified free share award within the meaning of:

—	Articles L.225-197-1 to L.225-197-6 of the French Commercial Code for legal purposes;
—	Article 80 quaterdecies of the French General Tax Code for tax purposes;
—	Articles L.242-1, L.137-13 and L.137-14 of the French Social Security Code for social security purposes.

The definition of “Award” in Rule 2 is replaced with the following provision:

“Award” means a conditional right to receive DB Shares (which are newly issued or existing DB Shares purchased by Deutsche Bank AG at no cost to the Participant) following the Release Date and which is designated as a Qualified Free Share Award in the Award Statement. An Award does not give a Participant a right to subscribe for unissued DB Shares.

The definition of “Subsidiary” in Rule 2 is replaced with the following provision:

“Subsidiary” means a company or other entity of which a Holding Company had a direct or indirect controlling interest or equity or ownership interest which represents more than fifty percent (50%) of the aggregate equity or ownership interest in that company or entity, and, in the case of a Subsidiary of Deutsche Bank:

—	in which at least 10% of the voting rights and/or equity is held directly or indirectly by Deutsche Bank AG;
—	which holds, directly or indirectly, at least 10% of the voting rights and/or equity in Deutsche Bank AG; or
—	which at least 50% of the equity or voting rights are held, directly or indirectly, by a company which itself holds at least 50% of Deutsche Bank AG

The definition of “Total Disability” in Rule 2 is replaced with the following provision:

“Total Disability” means a disability within the second and third categories as defined by Article L.341-4 of the French Social Security Code.

3 Interpretation

This Schedule 8 does not amend this Rule.

4 Awards

Rule 4 “Awards” of the Plan is amended as follows:

a)	At the end of Rule 4.1 “Eligibility” of the Plan, the following wording is added:

Notwithstanding the above, DB Employees who are eligible to be granted Awards under Schedule 8 shall consist exclusively of employees who are resident in France for tax purposes and with a valid employment contract such as defined at Articles L.225-197-1 and L.225-197-2 of the French Commercial Code and/or corporate officers listed hereafter : “Président du Conseil d’Administration”, “Directeur Général”, “Directeurs Généraux délégués”, Members of the “Directoire”, “Gérant” of the “Société par actions” of Deutsche Bank AG or of any parent or subsidiary of Deutsche Bank AG, “Président” of the “Société par Actions Simplifiées”. An Award may not be granted to employees or corporate officers holding more than 10% of the issued share capital of Deutsche Bank AG or any holder who, after having received DB Shares under this Schedule 8, would hold more than 10% of the issued share capital in Deutsche Bank AG.

b)	At the end of Rule 4.2 “Terms of Awards” of the Plan, the following wording is added:

Awards will be settled only by delivery of DB Shares to the Participant. DB Shares that may be delivered pursuant to Awards granted under this Schedule 8 shall not exceed 10% of the share capital of Deutsche Bank AG. Awards granted under this Schedule 8 are also subject to the terms and conditions set forth in this Schedule 8 and the terms of the Award Statement.

Notwithstanding any other provision of the Plan to the contrary (other than Rule 5.2 and Rule 8), the transfer of Shares to the Participant must not be before the second (2nd) anniversary of the Award Date.

c)	A new Rule 4.3(g) and (h) is inserted as follows:

g)	that the Award is designated as a Qualified Free Share Award; and

h)	the Share Sale Restriction Period.

d)	At the end of Rule 4.7 “Non-transferable Awards” of the Plan the following wording is added:

Further, a Participant to whom an Award under this Schedule 8 is granted shall have no shareholder rights including the right to vote or to receive dividends, until the Award is duly settled and the ownership of DB Shares is transferred to the Participant, after the Release Date. For the avoidance of doubt, for Awards subject to a Retention Period, the Participant shall not acquire shareholder’s rights earlier than the expiration of the applicable Retention Period.

DB Shares obtained by the Participant pursuant to Awards will be registered in the name of the Participant or be identifiable. They will be registered in the Company’s books in an individual account.

e)	Rule 4.9 “Surrender of Award” is deleted and replaced with a new Rule 4.9 “Share Sale Restriction Period”, as follows:

4.9 Share Sale Restriction Period: In addition to any other restriction, all DB Shares issued pursuant to an Award granted hereunder are subject to a minimum Share Sale Restriction Period of two (2) years starting from the Release Date of the Award, during which the DB Shares may not be sold other than in the circumstances set out below.

a)	If the Participant ceases to be a DB Employee, at any time after the Release Date, for any reason other than death, or Total Disability, the DB Shares acquired shall not be freely transferable before the expiration of the Share Sale Restriction Period, unless otherwise decided by the Committee at its own discretion.

b)	In addition to the above Share Sale Restriction Period and notwithstanding any provision of the Plan to the contrary, DB Shares acquired pursuant to an Award shall not be sold:

i. Within ten (10) trading days before and within three (3) days after the publication of Deutsche Bank AG’s annual consolidated accounts, and;

ii. Within a period starting with the date at which Deutsche Bank AG’s corporate officers have knowledge of information which, if it were made public, would have significant impact on the DB share’s value and ending ten (10) trading days after the information becomes public knowledge.

Rule 4.9 (b) mentioned above may not be required where the domestic legislation applicable to the Company provides similar restriction periods relating to sale of DB Shares and consequently, offers equivalent guarantees to those provisions of the French Commercial Code.

c)	In case of Participant’s death

Notwithstanding any provision of the Plan and this Schedule 8 to the contrary, in the event of the Participant’s death, the Participant’s Representative shall not be subject to the Share Sale Restriction Period, the DB Shares underlying Awards granted hereunder being freely transferable upon the Participant’s death.

d)	In case of Participant’s Total Disability

Notwithstanding any provision of the Plan and this Schedule 8 to the contrary, in the event of the Participant’s Total Disability, the Participant or his/her Representative shall be entitled to sell the DB Shares immediately, prior to the end of the applicable Share Sale Restriction Period.

In case of a disability other than of second (2nd) or third (3rd) category as defined by article L341-4 of the French Social Security Code, the Participant remains subject to the Share Sale Restriction Period, unless otherwise decided by the Committee at their own discretion.

5. Impact of termination of employment

Rule 5.3 “Termination resulting in forfeiture” of the Plan is amended by the addition of the following wording at the end:

Notwithstanding the above, where an Award is granted in three Tranches, with the Vesting Date as specified in the Award Statement for the first and second Tranches being the second anniversary of the Award Date, and the Vesting Date as specified in the Award Statement for the third Tranche being the third anniversary of the Award Date, then for the purposes of Rules 5.3(b), (c) and (d) only, the first Tranche of that Award shall be treated as Vesting on the first anniversary of the Award Date (if not then already Vested by virtue of any other applicable provision of the Plan).

6 General forfeiture

This Schedule 8 does not amend this Rule 6.

7 Award Settlement

Rule 7 “Award Settlement” of the Plan is amended as follows:

a)	At the end of Rule 7.1 (a) “Time and manner of settlement of an Award” of the Plan, the following sentences are added:

An Award must be settled by the Plan Administrator only in accordance with Rule 7.1 (a). For the avoidance of doubt, the Plan Administrator will not have discretion as to the settlement of an Award made under this Schedule 8. Awards will be settled only by delivery of DB Shares to the Participant.

b)	Rules 7.1 (b) and 7.1 (c) of the Plan are deleted by this Schedule 8.

c)	Rules 7.2 “Payment” of the Plan is deleted by this Schedule 8.

d)	At the end of Rule 7.4 §1 “Tax and social security withholding” of the Plan, the following sentence is added:

If the Participant has exercised a professional activity in France prior to the Vesting Date, a withholding tax will be assessed on the portion of the vested gain related to the French source activity realized by the non-French tax resident Participant, in accordance with Article 182 A ter of the French tax code.

8 Corporate events

Rule 8 “Corporate events” of the Plan is amended as follows:

a)	Rule 8.2 is amended accordingly to reflect the changes to Rule 4.9 (Share Sale Restriction Period), so that it is now entitled “Effect of Change of Control on Vested Awards subject to Retention and/or to a Share Sale Restriction Period” and modified as follows:

Except as may otherwise be specified in a Participant’s Award Statement, on or before the occurrence of a Change of Control, the Committee shall have the discretion to determine as to whether the Retention Period and/or the Share Sale Restriction Period to which a Vested Award (whether Vested pursuant to Rule 8.1 or otherwise), or DB Shares acquired pursuant to any such Award, is subject shall be treated as ending before the Release Date specified in the Award Statement (or the end of the Share Sale Restriction Period as applicable) as a result of the Change of Control.

As per Article L.225-197-1 III of the French Commercial Code, in the event of the exchange of DB Shares without cash payment resulting from a merger occurring before the Vesting Date or during the Retention Period or the Share Sale Restriction Period and in the event of share exchange resulting from a public offer, a division or regrouping of shares during the Share Sale Restriction Period, the provisions relating to Vesting, the Retention Period and the Share Sale Restriction Period shall remain applicable.

b)	At the end of Rule 8.4 “Changes in capitalization”, the following paragraphs are added:

Additional fractional shares or additional shares transferred as a result of this section will not be recognized as Qualified Free Share Awards. Such adjustments may not be equivalent to the economic value of dividends attached to DB shares during the Share Sale Restriction Period.

If any capital operation restrictively listed under Article L. 225-181 of the French Commercial Code is realized by the company, the Board or the Committee may adjust the number of Qualified Awards granted to the French Participants.

9 Administration

This Schedule 8 does not amend this Section.

10 Amendment or termination of the Plan

Rule 10 “Amendment or termination of the Plan” of the Plan is amended as follows:

a)	After Rule 10.2 “Amendment of the Plan”, the following paragraph is added:

The Schedule 8 has been drafted based on French legislation in force at the present time. The Committee shall have discretion to amend any provisions of the Schedule 8 in order to take into account any amendment or modification of French legislation (including subsequent official comments from the French tax authorities).

b)	Rule 10.3 “Termination of Awards” of the Plan is deleted.

11 General

Rule 11.7 “No right to dividends” of the Plan is amended as follows:

An Award does not give any right to the Participant to receive dividends in relation to any DB Shares before the Award is duly Vested and the ownership of those DB Shares is transferred to the Participant.

12 Notices

This Schedule 8 does not amend this Section.

13 Applicable law and jurisdiction

This Schedule 8 does not amend this Section.

Addendum to the Deutsche Bank Equity Plan Rules

Addendum: Australia – New Hire Awards

This is an Addendum to the Plan Rules dated 1 February 2013 ("Rules") for Australian residents. Terms used in this Addendum will have the same meaning as the terms used in the Rules.

The offer is made pursuant to ASIC Class Order 03/184, which requires Deutsche Bank to disclose the following to you:

a)	The acquisition price of the DB Shares subject to an Award will be nil. However, you may derive an amount of assessable income for Australian income tax purposes at the time the Award vests or at the time you cease to be employed by Deutsche Bank. You may also be subject to income tax on any capital gain arising when you sell the DB Shares.

b)	The current closing price of DB Shares on the Frankfurt exchange can be found on the DB Australia/New Zealand Intranet at http://au.intranet.db.com/ausnz/. The Australian dollar equivalent of the current closing price of DB Shares can be obtained from

ausnz.hrcentralservices@db.com.

The terms and conditions of the award are detailed in the DB Equity Plan rules available on the HR Reward intranet site and on your Award Statement available through HR Online. Deutsche will, within a reasonable period of the employee so requesting, provide the employee a copy of the Plan Rules without charge. To request a copy of the Plan Rules, please email ausnz.hrcentralservices@db.com.

Warning

No financial product advice is provided in the documentation related to the Plan and nothing in the documentation should be taken to constitute a recommendation or statement of opinion that is intended to influence a person or persons in making a decision to participate in the Plan.

The documentation does not take into account the objectives, financial situation or needs of any particular person. Before acting on the information contained in the documentation, or making a decision to participate in the Plan, you should seek professional advice as to whether participation in the Plan is appropriate in light of your own circumstances.

Addendum to the Deutsche Bank Equity Plan Rules

Addendum: Australia

This is an Addendum to the Plan Rules dated 1 February 2013 ("Rules") for Australian residents.

Terms used in this Addendum will have the same meaning as the terms used in the Rules.

The offer is made pursuant to ASIC Class Order 03/184, which requires Deutsche Bank to disclose the following to you:

a)	The acquisition price of the DB Shares subject to an Award will be nil. However, you may derive an amount of assessable income for Australian income tax purposes at the time the Award vests or at the time you cease to be employed by Deutsche Bank. You may also be subject to income tax on any capital gain arising when you sell the DB Shares.

b)	The current closing price of DB Shares on the Frankfurt exchange can be found on the DB Australia/New Zealand Intranet at http://au.intranet.db.com/ausnz/. The Australian dollar equivalent of the current closing price of DB Shares can be obtained from

ausnz.hrcentralservices@db.com.

The terms and conditions of the Award are detailed in the DB Equity Plan Rules available on the HR Reward intranet site and on your Award Statement available through HR Online. Deutsche Bank will, within a reasonable period of the employee so requesting, provide the employee with a copy of the Plan Rules without charge. To request a copy of the Plan Rules, please email ausnz.hrcentralservices@db.com.

Warning

No financial product advice is provided in the documentation related to the Plan and nothing in the documentation should be taken to constitute a recommendation or statement of opinion that is intended to influence a person or persons in making a decision to participate in the Plan.

The documentation does not take into account the objectives, financial situation or needs of any particular person. Before acting on the information contained in the documentation, or making a decision to participate in the Plan, you should seek professional advice as to whether participation in the Plan is appropriate in light of your own circumstances.